                                                                    EXHIBIT 4.30

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THIS SUBSCRIPTION AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.


                    10% CONVERTIBLE SERIES B PREFERRED STOCK
                             SUBSCRIPTION AGREEMENT


                      SPATIALIZER AUDIO LABORATORIES, INC.


        THIS 10% CONVERTIBLE SERIES B PREFERRED STOCK SUBSCRIPTION AGREEMENT (this "Agreement") is executed in reliance upon the transaction exemption afforded by Regulation D as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended (the "Act").

        This Agreement has been executed by the undersigned parties in connection with the private placement of the 10% Convertible Series B Preferred Stock, $0.01 par value per share (the "Preferred Stock") of Spatializer Audio Laboratories, Inc., a corporation organized under the laws of Delaware, USA (OTC Bulletin Board symbol "SPAZ"), located at 20700 Ventura Boulevard, Suite 140, Woodland Hills, California 91364, (hereinafter referred to as the "Company") to the Subscribers listed on Schedule A annexed hereto (each a "Subscriber" or "Purchaser"). The terms on which the Preferred Stock may be converted into common stock of the Company, par value $0.01 per share (the "Common Stock") and the other terms of the Preferred Stock are set forth in the Certificate of Designation of the 10% Convertible Series B Preferred Stock (Exhibit A annexed hereto). This Subscription and, if accepted by the Company, the offer and sale of the Preferred Stock (sometimes referred to as the "Securities"), are being made in reliance upon the provisions of Regulation D under the Act.

        The Closing Date shall be determined in accordance with Section 11 herein.

        Each Subscriber hereby represents and warrants to and agrees with the Company, and the Company hereby represents and warrants to and agrees with each Subscriber, as follows:

        SECTION 1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

               1.1 Closing. The Company will sell and each Subscriber will buy, in reliance upon the representations and warranties of the Company and the Subscribers contained in this Agreement, upon the terms and conditions hereinafter set forth, shares of Preferred Stock as set forth on Schedule A.

               1.2 Cancellation of Existing Indebtedness. As of December 29, 1999, the Company owes that amount of outstanding principal and accrued interest thereon (the "Existing Indebtedness") as conclusively indicated for each Subscriber on Schedule B annexed hereto pursuant to those notes and agreements listed on Schedule B. The consideration for the issuance of shares of Preferred Stock to the Subscribers shall be the cancellation of the entire amount of Existing Indebtedness owed to the Subscribers. The Subscribers and the Company hereby agree that, upon the issuance of the Preferred Stock to the Subscribers in accordance with Schedule A, all Existing Indebtedness is completely extinguished, and that all obligations of the Company with respect to the Existing Indebtedness are completely satisfied and discharged. This Agreement constitutes the entire understanding of the Company and the Subscribers with respect to the Existing Indebtedness, and completely replaces and supercedes all prior notes, letters, communications, understandings, certificates, instruments, documents, and agreements, both oral and written, that evidence or relate to any portion of the Existing Indebtedness, including without limitation those notes, agreements and understandings listed on Schedule B. All written documents that evidence or relate to any portion of the Existing Indebtedness shall be null and void and of no force or effect. Subscribers shall return any original copies of such documentation to the Company for cancellation.

               1.3 Number of Shares. The number of shares of Preferred Stock to be issued to each Subscriber was determined by dividing (i) that portion of the Existing Indebtedness owed to such Subscriber as of December 29, 1999 (as set forth on Schedule B), by (ii) Ten Dollars (US$10.00); provided, however, that the Company shall not issue to any Subscriber a fraction of a share of Preferred Stock and shall instead round the number of shares of Preferred Stock issued up to the next whole share of Preferred Stock.

               1.4 Dividends. Dividends will accrue and be paid at the rate of ten (10%) percent per annum on the Preferred Stock until the Preferred Stock has been converted, and all accrued dividends thereon shall be payable in Common Stock of the Company or in cash at the time of conversion at the option of the Company. For purposes of calculating dividends, each share of Preferred Stock shall be deemed to have a face value of Ten Dollars (US$10.00).

        SECTION 2. REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER. Each Subscriber hereby acknowledges, represents, warrants and agrees as follows:

               2.1 Organization and Authorization. If not an individual, it is duly incorporated or organized and is validly existing in the state or country of its incorporation or organization and has all requisite power and authority to purchase and hold the Securities. The decision to invest and the execution and delivery of this Agreement by Subscriber, the performance by Subscriber of its obligations hereunder and the consummation by Subscriber of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of Subscriber. The undersigned has all right, power and authority to execute and deliver this Agreement. This Agreement has been duly executed and delivered by Subscriber and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

               2.2 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit with respect to, any provision of Subscriber's charter, bylaws, partnership agreement, operating agreement or other organizational document and any amendments thereto, or any material mortgage, deed of trust, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to Subscriber.

               2.3 Evaluation of Risks. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. Subscriber recognizes that its investment in the Company involves a high degree of risk and it can afford the complete loss of its investment.

               2.4 Independent Counsel. Subscriber acknowledges that it has been advised to consult with its own attorney regarding legal matters concerning the Company and to consult with its tax advisor regarding the tax consequences of acquiring the Securities.

               2.5 Disclosure Documentation. Subscriber has received and reviewed copies of the Company's reports filed under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Act, including its 10-Ks, 10-Qs, 8-Ks, and registration statements, filed by the Company since March 1, 1998 (collectively, the "Reports"). Except for the Reports and this Agreement, Subscriber acknowledges that it is not relying on any other information relating to the offer and sale of the Securities. Subscriber acknowledges that the Company has offered to make available any additional public information that any Subscriber may reasonably request, including technical information, and other material information about the Company. Subscriber acknowledges that the Company has offered its full and unconditional cooperation in making such information available to Subscriber, and that the Company has recommended that Subscriber request and review such information prior to making an investment decision.

               2.6 Opportunity to Ask Questions. Subscriber has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the offering, and all such questions, if any, have been answered to the full satisfaction of Subscriber.

               2.7 This Agreement and Reports Constitute Sole Representations. Except for the delivery of the Reports and this Agreement, no oral or written representations or warranties have been made, or oral or written information furnished, to Subscriber or its advisors, if any, with respect to the offer and sale of the Securities by the Company, any agent, employee or affiliate of the Company, or by any other person. Subscriber acknowledges that in entering into this transaction Subscriber is not relying upon any information, other than that contained in the Reports, this Agreement and the results of independent investigation, if any, by Subscriber.

               2.8 Subscriber is an Accredited Investor. Subscriber is an "Accredited Investor" as defined below and represents and warrants it is included within one or more of the following categories of Accredited Investors:

                (i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan associated or other institution as defined in Section 3(a)(5)A of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the 1934 Act; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or
                        (d) of the Small Business Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivision, for the benefits of its employees if such plan has total assets in excess of $5,000,000; and employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

                (ii)    Any private business development company as defined in
                        Section 202(a)(22) of the Investment Advisers Act of
                        1940;

                (iii) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

                (iv) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

                (v) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

                (vi) Any natural person who had an individual income in excess of $200,000 in each of the two (2) most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same income level in the current year;

                (vii) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Act;

                (viii) Any entity in which all of the equity owners are accredited investors;

                (ix) Any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors within the meaning of Rule 501 of Regulation D promulgated under the Act; or

                (x) Any private investment company with assets under management in excess of US$________________________.

               2.9 No Registration, Review or Approval. Subscriber acknowledges and understands that the limited private offering and sale of Securities pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. Subscriber acknowledges, understands and agrees that the Securities are being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to
Section 3(b) or Section 4(2) of such Act and Regulation D promulgated under such Act, and (ii) a similar exemption to the registration provisions of applicable state securities laws. Subscriber understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Subscriber set forth herein in order to determine the applicability of such exemptions and the suitability of Subscriber to acquire the Securities.

               2.10 Investment Intent. Without limiting its ability to resell the Securities pursuant to an effective registration statement, Subscriber is acquiring the Securities solely for its own account and not with a view to the distribution, assignment or resale to others. Subscriber understands and agrees that it may bear the economic risk of its investment in the Securities for an indefinite period of time.

               2.11 No Advertisements. Subscriber is not subscribing for the Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting.

               2.12 Restricted Securities. Subscriber hereby confirms that it has been informed that the Securities will be, when issued, restricted securities under the Act and may not be resold or transferred unless first registered under the federal securities laws or unless an exemption from such registration is available with respect to a resale in the United States or in an "offshore transaction" (as such term is defined in Regulations S under the Act). Accordingly, Subscriber hereby acknowledges that it is prepared to hold the Securities for an indefinite period. Subscriber is aware that Rule 144 promulgated by the SEC under the Act is not presently available to exempt the sale of the Securities from the registration requirements of the Act. Subscriber is aware that Rule 144 and Regulation S, promulgated under the Act, permit limited public resales of securities acquired in non-public offerings, subject to the satisfaction of certain conditions. Subscriber understands that under Rule 144 the conditions include, among other things: the availability of certain current public information about the issuer, the resale occurring not fewer than one (1) year or two (2) years, as applicable, after the party has purchased and paid for the securities to be sold, the sale being through a broker in an unsolicited "broker's transaction" and the amount of securities being sold during any three-month period not exceeding specified volume limitations. Subscriber acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time Subscriber wishes to sell the Securities, or other conditions under Rule 144 which are required of the Company. Subscriber understands that Regulation S, as currently in effect, allows resales in private and public transactions in certain circumstances, only in qualified offshore transactions and only when certain holding periods of at least one (1) year have been fulfilled. Subscriber understands that he or she may be precluded from selling any of the Securities under Rule 144 or Regulation S even if the holding periods have been satisfied either because the other conditions may not have been fulfilled or because markets for resales do not exist. Prior to its acquisition of the Securities, Subscriber acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Subscriber has such knowledge and experience in financial and business matters as to make it capable of utilizing said information to evaluate the risks of the prospective investment and to make an informed investment decision.

               2.13. Authorized Shares. Subscriber hereby acknowledges that, as of the Closing Date, the Company may not be able to reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the exercise in full of all of the outstanding Warrants. Subscriber understands that the Company is currently taking steps to increase the number of authorized shares of Common Stock.

        SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. For so long as any shares of Preferred Stock held by any Subscriber remain outstanding, the Company acknowledges, represents, warrants and agrees as follows:

               3.1 Organization/Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company.

               3.2 Accuracy of Reports and Information. The Company is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the 1934 Act, and shall maintain such status on a timely basis. The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act and the Common Stock is listed and trades on the OTC Bulletin Board. The Company has filed all material required to be filed pursuant to all reporting obligations, under either Section 13(a) or 15(d) of the 1934 Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Securities (or for such shorter period that the Company has been required to file such material).

               3.3 SEC Filings/Full Disclosure. For a period of at least twelve
(12) months immediately preceding the Closing Date, to the Company's knowledge:
(i) none of the Company's filings with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; and (ii) the Company has timely (after giving effect to any filings on Form 12b-25) filed all requisite forms, reports and exhibits thereto with the SEC.

               There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been publicly disclosed by the Company or disclosed in writing to Subscribers which (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

               3.4 Authorization. The Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Securities and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in this Agreement. Upon their issuance and delivery pursuant to this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances; provided, however, that the Securities are subject to restrictions on transfer under state and/or federal securities laws. The issuance and sale of the Securities will not give rise to any preemptive right or right of first refusal or right of participation on behalf of any person.

               3.5 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit with respect to, any provision of the Company's Certificate of Incorporation and any amendments thereto, Bylaws, or any material mortgage, deed of trust, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, which would have a material adverse effect on the Company's business and financial condition.

               3.6 No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Reports, this Agreement or those incurred in the ordinary course of the Company's business since December 31, 1998, and which individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, condition (financial or otherwise), results of operations or prospects of the Company. No event or circumstance has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), results of operations or prospects, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.

               3.7 No Default. Except as set forth in this Agreement, the Reports or on Schedule C annexed hereto, The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound, and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement, including the conversion or exercise provision of the Securities, will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound or any statute or the Certificate of Incorporation or Bylaws of the Company, or any decree, judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, or the Company's listing agreement for its Common Stock.

               3.8 Absence of Events of Default. Except as set forth in this Agreement, the Reports or on Schedule C annexed hereto, no default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become a default, has occurred and is continuing, which would have a material adverse effect on the Company's business, properties, prospects, condition (financial or otherwise) or results of operations.

               3.9 Governmental Consent, etc. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated hereby, except as may be required by applicable securities laws.

               3.10 Intellectual Property Rights. Except as disclosed in the Reports, the Company has sufficient trademarks, trade names, patent rights, copyrights and licenses to conduct its business as presently conducted in the Reports. To the Company's knowledge, and except as disclosed in the Reports, neither the Company nor its products is infringing or will infringe any trademark, trade name, patent right, copyright, license, trade secret or other similar right of others currently in existence; and there is no claim being made against the Company regarding any trademark, trade name, patent, copyright, license, trade secret or other intellectual property right which could have a material adverse effect on the business or financial condition of the Company.

               3.11 Material Contracts. Except as set forth in the Reports, the agreements to which the Company is a party described in the Reports are valid agreements, in full force and effect, and the Company is not in material breach or material default under any of such agreements.

               3.12 Litigation. Except as disclosed in the Reports, there is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

               3.13 Title to Assets. Except as set forth in Reports, the Company has good and marketable title to all properties and material assets described in the Reports as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.

               3.14 Subsidiaries. Except as disclosed in the Reports, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

               3.15 Required Governmental Permits. The Company is in possession of and operating in compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities which are material to the conduct of its business, all of which are valid and in full force and effect.

               3.16 Listing. The Company will use its best efforts to maintain the listing of its Common Stock on the OTC Bulletin Board or another organized United States market or quotation system. The Company has not received any notice, oral or written, regarding continued listing and, as long as the Preferred Stock is outstanding, the Company will take no action which would impact their continued listing or eligibility of the Company for such listing.

               3.17 Other Outstanding Securities/Financing Restrictions. Except as disclosed in the Reports, the Company has no outstanding restricted shares, or shares of Common Stock sold under Regulation S, Regulation D or outstanding under any other exemption from registration, which are available for sale as unrestricted ("free trading") stock.

               3.18 Registration Alternative. The Company covenants and agrees that for so long as any of the Common Stock issued upon conversion of the Preferred Stock remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Act, the Company shall permit resales of the underlying Common Stock pursuant to Rule 144 under the Act. The Company and Subscribers shall provide the Company's transfer agent any and all papers necessary to complete the transfer under Rule 144, including, but not limited to, opinions of counsel to such transfer agent, and the Company shall continue to file all material required to be filed pursuant to Sections 13(a) or 15(d) of the 1934 Act.

               3.19 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.01 par value per share, of which 43,033,477 shares were outstanding as of December 14, 1999, and 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are outstanding as of the date hereof. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

        SECTION 4. COVENANTS OF THE COMPANY. For so long as any shares of Preferred Stock held by Subscribers remain outstanding, the Company acknowledges, represents, warrants and agrees as follows:

                (i) The Company shall use its best efforts to reserve, prior to February 15, 2000, a sufficient number of shares of Common Stock from its authorized but unissued shares of Common Stock to permit the exercise in full of all of the outstanding Warrants. The Company is currently organizing a stockholder meeting to increase the number of authorized shares of Common Stock of the Company, and has filed with the SEC prior to the date hereof a preliminary proxy statement in connection with such stockholder meeting.

                (ii) It will maintain the listing of its Common Stock on the OTC Bulletin Board.

                (iii) It will permit Subscribers to exercise its right to convert the Preferred Stock by telecopying an executed and completed Notice of Conversion (in the form of Exhibit B annexed hereto) to the Company and delivering the original Notice of Conversion and the certificates representing the Preferred Stock to the Company by overnight courier. Each business date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will transmit the certificates representing shares of Common Stock issuable upon conversion of any Preferred Stock (together with the certificates representing the Preferred Stock not so converted) to the Subscriber via overnight courier, by electronic transfer or otherwise within three (3) business days after the Conversion Date if the Company has received the original Notice of Conversion and Preferred Stock Certificate being converted by such date. In addition to any other remedies which may be available to Subscribers, in the event that the Company fails to effect delivery of such shares of Common Stock within such three (3) business day period, the Subscriber will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Preferred Stock representing the portion of the Preferred Stock converted shall be delivered as follows:

                        If to the Company:

                              Spatializer Audio Laboratories, Inc.
                              20700 Ventura Boulevard, Suite 140
                              Woodland Hills, CA  91364-2357
                              Fax: (818) 227-9751
                              Attn: Henry R. Mandell,
                              Interim Chief Executive Officer

                        If to Subscribers, at the respective addresses set forth on Schedule A.

        SECTION 5. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Securities to the public without registration, the Company agrees to:

                (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Act or the 1934 Act;

                (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

                (iii) furnish to Subscribers forthwith, upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Act and the 1934 Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as any Subscriber may reasonably request in availing itself of any rule or regulation of the SEC allowing Subscribers to sell any such Securities without registration.

        SECTION 6. INDEMNIFICATION. The Company and Subscribers agree to indemnify the other and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and costs) which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made by it in this Agreement.

        SECTION 7. RESTRICTIONS ON CONVERSION OF PREFERRED STOCK. Subscribers acknowledge that any shares of Preferred Stock issued to it hereunder shall not be convertible into shares of Common Stock at any time prior to one year after the Closing Date.

        SECTION 8. MANDATORY CONVERSION. In the event the Preferred Stock has not been converted three (3) years from the Closing Date, at that time the Preferred Stock shall be automatically converted (and all dividends owed thereon shall be paid by the Company) as if Subscribers voluntarily elected such conversion in accordance with the procedure, terms and conditions set forth in this Agreement.

        SECTION 9. REGISTRATION OR EXEMPTION REQUIREMENTS. Subscribers acknowledge and understand that the Securities may not be resold or otherwise transferred except in a transaction registered under the Act and any applicable state securities laws, or unless an exemption from such registration is available. Subscribers understand that the Securities will be imprinted with a legend that prohibits the transfer of the Securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

        SECTION 10. LEGEND. The certificates representing the Securities, including shares of Common Stock to be issued upon conversion of the Preferred Stock, shall bear a legend restricting transfer under the Act, such legend to be substantially as follows:

               THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE OFFERED OR SOLD OR TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION PURSUANT TO RULE 144 UNDER THE ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY.

The certificates representing these Securities, and each certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law.

        SECTION 11. CLOSING DATE. The Closing Date hereunder shall be December 29, 1999, or such earlier date on or before December 31, 1999 on which the terms and conditions hereof are satisfied (the "Closing Date"), and all acts, deliveries and confirmations comprising the Closing Date regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously, and such acts, deliveries, or confirmations shall not be effective unless and until the last of same shall have occurred, and as shall be mutually agreed upon as to time and place.

        SECTION 12. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL. Subscribers understand that the Company's obligation to sell the Preferred Stock is conditioned upon:

                (i) The receipt and acceptance by the Company of this Subscription Agreement and all Exhibits thereto, duly executed by the Subscribers;

                (ii) Delivery by Subscribers of the all written documentation evidencing or relating to the Existing Indebtedness for cancellation as payment in full for the purchase of the Securities;

                (iii) All representations and warranties of Subscribers set forth in this Agreement shall remain true and correct as of the Closing Date; and

                (iv) The sale and issuance of the Preferred Stock shall be legally permitted by all laws and regulations to which Subscribers and the Company are subject.

        SECTION 13. CONDITIONS TO SUBSCRIBERS' OBLIGATION TO PURCHASE. The Company understands that Subscribers' obligation to purchase the Preferred Stock is conditioned upon:

                (i) Acceptance by Subscribers of a satisfactory Subscription Agreement and all duly executed Exhibits hereto for the sale of the Securities;

                (ii)    Delivery of the original Preferred Stock;

                (iii) All representations and warranties of the Company contained herein shall remain true and correct as of the Closing Dates; and

                (iv) At the Closing Date, the sale and issuance of the Preferred Stock shall be legally permitted by all laws and regulations to which the Company and Subscribers are subject.

        SECTION 14. MISCELLANEOUS.

        14.1 Governing Law/Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California except for matters arising under the Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of California or the state courts of the State of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any state or country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

               14.2 Confidentiality. The Company and Subscribers agree to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law. If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party, except information publicly available or in such party's domain prior to the date hereof, and except as required by court order and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

               14.3 Facsimile/Counterparts. Except as otherwise stated herein, in lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original. This Agreement may be executed in counterparts which shall be considered an original document and which together shall be considered a complete document.

               14.4 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

               14.5 Entire Agreement. This Agreement and Exhibits hereto constitute the entire agreement between Subscribers and the Company with respect to the subject matter hereof. This Agreement may be amended only by a writing executed by all parties.

               14.6 Reliance by Company. Each Subscriber represents to the Company that its representations and warranties contained herein are complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with a private offering of securities.

               14.7 Legal Fees and Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

               14.8 Authorization. Each of the parties hereto represents that the individual executing this Agreement on its behalf has been duly and appropriately authorized to execute the Agreement.

               14.9 Restriction on Trading. Each Subscriber hereby agrees that, during the ten (10) trading days immediately preceding any Conversion Date (as defined in the New Note) and the ten (10) trading days immediately following the issuance of Common Stock in respect of such conversion, it shall not, whether directly or indirectly: (i) buy or sell, or make or accept any offer to buy or sell, any shares of capital stock of the Company; or (ii) buy or sell, or make or accept any offer to buy or sell, any derivative security based on or relating to any capital stock of the Company (including without limitation options to buy or sell shares of capital stock of the Company). Each Subscriber hereby further agrees not to engage in any short sales of any shares of capital stock of the Company for so long as any of its shares of Preferred Stock remain issued and outstanding. No Subscriber shall be entitled to convert its Preferred Stock into Common Stock until ten (10) consecutive trading days have elapsed during which it has not engaged in any of the transactions prohibited by this Section 14.9.





                  [Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, this Agreement was duly executed on and as of the date first written below.

Agreed to and Accepted on this 29th day
of December, 1999:

SPATIALIZER AUDIO LABORATORIES, INC., a
Delaware corporation


By:  /S/  Henry R. Mandell
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------



                                     CLARION FINANZ, A.G., a Swiss corporation


                                     By: /S/  C. Civelli
                                        ----------------------------------------
                                     Name:  Carlo Civelli
                                          --------------------------------------
                                     Title:  Director
                                           -------------------------------------




                                     /S/  C. Civelli
                                     -------------------------------------------
                                     CARLO CIVELLI, an individual





                                     /S/  Henry R. Mandell
                                     -------------------------------------------
                                     HENRY R. MANDELL, an individual





                                     /S/  James D. Pace
                                     -------------------------------------------
                                     JAMES D. PACE, an individual

                                     /S/  Jerold H. Rubinstein
                                     -------------------------------------------
                                     JEROLD H. RUBINSTEIN, an individual





                                     /S/  Gilbert N. Segel
                                     -------------------------------------------
                                     GILBERT N. SEGEL, an individual





                                     ATON SELECT FUND, LTD., a Swiss corporation


                                     By:  /S/  Jan Barcikoski
                                        ----------------------------------------
                                     Name:  Jan Barcikoski
                                          --------------------------------------
                                     Title:  Director
                                           -------------------------------------




                                     ROMOFIN A.G., a Swiss corporation


                                     By:  /S/  B. J. Mosimann
                                        ----------------------------------------
                                     Name:  B. J. Mosimann
                                          --------------------------------------
                                     Title:  President
                                           -------------------------------------

                                   SCHEDULE A



                                                                                     NUMBER OF SHARES
SUBSCRIBER                                  ADDRESS                                 OF PREFERRED STOCK
Clarion Finanz, A.G., a Swiss corporation   Seefeldstrasse 214                            76,651
                                            8034, Zurich, Switzerland

Carlo Civelli, an individual                Seefeldstrasse 214                            8,259
                                            8034, Zurich, Switzerland

Henry R. Mandell, an individual             20700 Ventura Boulevard, Suite 140             551
                                            Woodland Hills, CA  91364

James D. Pace, an individual                                                               551

Jerold H. Rubinstein, an individual                                                        551

Gilbert N. Segel, an individual                                                            550

Aton Select Fund, Ltd., a Swiss             Seefeldstrasse 214                            5,336
corporation                                 8034, Zurich, Switzerland

Romofin A.G., a Swiss corporation           Seefeldstrasse 214                            10,518
                                            8034, Zurich, Switzerland
                                                                                  =======================
                                                                         TOTAL:          102,967

                                   SCHEDULE B



                            NOTE, LETTER OR OTHER AGREEMENT                         EXISTING INDEBTEDNESS
SUBSCRIBER                  REGARDING EXISTING INDEBTEDNESS                        AS OF DECEMBER 29, 1999
----------                  -------------------------------                        -----------------------
Clarion Finanz, A.G., a     Nonnegotiable Unsecured Promissory Note, issued on          $ 766,506.85
Swiss corporation           April 14, 1998, in the original principal amount of
                            $650,000.

Carlo Civelli, an           Nonnegotiable Secured Promissory Note, issued on             $ 82,582.19
individual                  December 14, 1998 (participant in the original
                            principal amount of $75,000).

Henry R. Mandell, an        Nonnegotiable Secured Promissory Note, issued on              $ 5,508.22
individual                  December 14, 1998 (participant in the original
                            principal amount of $5,000).

James D. Pace, an           Nonnegotiable Secured Promissory Note, issued on              $ 5,508.22
individual                  December 14, 1998 (participant in the original
                            principal amount of $5,000).

Jerold H. Rubinstein, an    Nonnegotiable Secured Promissory Note, issued on              $ 5,508.22
individual                  December 14, 1998 (participant in the original
                            principal amount of $5,000).

Gilbert N. Segel, an        Nonnegotiable Secured Promissory Note, issued on              $ 5,498.63
individual                  December 14, 1998 (participant in the original
                            principal amount of $5,000).

Aton Select Fund, Ltd., a   ________________________________ in the original             $ 53,356.16
Swiss corporation           principal amount of $50,000.

Romofin A.G., a Swiss       ________________________________ in the original            $ 105,178.08
corporation                 principal amount of $100,000.

                                                                                   =======================
                                                                     TOTAL:           $ 1,029,646.57

                                   SCHEDULE C



1. The Company has failed to pay at the stated maturity on December 31, 1998, the principal and accrued interest due under that certain Nonnegotiable Unsecured Promissory Note, issued April 14, 1998, by the Company to Clarion Finanz, A.G. in the original principal amount of US$650,000.00. This note is being restructured on or before January 1, 2000, by agreement between the parties.

2. The Company has failed to pay at the stated maturity on November 30, 1999, the principal and accrued interest due under that certain Nonnegotiable Secured Promissory Note, issued December 14, 1998, by the Company to Carlo Civelli and certain officers and directors of the Company in the original principal amount of US$95,000.00. This note is being restructured on or before January 1, 2000, by agreement between the parties.

                                    EXHIBIT A

   Certificate of Designation of the 10% Convertible Series B Preferred Stock

                           CERTIFICATE OF DESIGNATION
                                       OF
               SERIES B 10% REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                      SPATIALIZER AUDIO LABORATORIES, INC.


        Pursuant to Section 151 of the General Corporation Law ("GCL") of the State of Delaware, and the Bylaws of SPATIALIZER AUDIO LABORATORIES, INC., a Delaware corporation (the "Company"), we the undersigned, being President and Secretary, respectively, DO HEREBY CERTIFY, that the following resolution was duly adopted by the Board of Directors on December 24, 1999:

        RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Company's Certificate of Incorporation and Bylaws, the Board of Directors hereby provides for the issuance of a series of Preferred Stock of the Company consisting of 150,000 authorized shares which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations, or restrictions, set forth in such Certificate of Incorporation, and in addition thereto, the following:

        Section 1. Designation and Amount. The series of Preferred Stock hereby created shall be designated as the "Series B Preferred Stock", shall have a par value of $0.01 per share and the number of shares constituting the Series B Preferred Stock shall be 150,000 shares. The Series B Preferred Stock shall have a stated value of US$10.00 per share, with a 10% per annum dividend as set forth herein.

        Section 2. Rank. The Series B Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, par value $0.01 per share ("Common Stock"),
(ii) prior to any class or series of capital stock of the Company hereafter created (unless such future class specifically, by its terms, ranks on parity with the Series B Preferred Stock), and (iii) junior to any class or series of capital stock of the Company created before the date hereof (including without limitation the Series A Preferred Stock of the Company), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

        Section 3. Dividends. The Series B Preferred Stock will bear a 10% per annum cumulative dividend, payable out of assets legally available therefor, at the "Conversion Date" (as defined below) in cash or Common Stock at the "Conversion Price" (as defined below), at the Company's option. No dividends shall be paid on the Common Stock or any stock issued pursuant to Section 9 prior to the payment of dividends on Series B Preferred Stock.

        Section 4. Sinking Funding. No provisions shall be made for any sinking fund.

        Section 5. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive an amount per share equal to the sum of (i) US$10.00 for each outstanding share of Series B Preferred Stock, plus (ii) an amount equal to all accrued and unpaid dividends which shall accrue through the Conversion Date (the "Liquidation Preference"). If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred Stock on a pro rata basis.

               (b) Notwithstanding anything set forth above, holders of Series B Preferred Stock shall not be entitled to receive more than the Liquidation Preference in the event of any corporate reorganizations or any other transaction (or series of related transactions) that results in the transfer of more than fifty percent (50%) of the outstanding voting power of the Company, and such transactions shall not constitute a liquidation, dissolution, or winding up of the Company if the successor assumes that obligations of the Company with respect to the Series B Preferred Stock. A sale, conveyance, or other disposition of all or substantially all of the Company's assets, shall constitute a liquidation, dissolution or winding up within the meaning of this paragraph and shall entitle the holders of the Series B Preferred Stock to the Liquidation Preference, to the extent available above. The purchase or redemption by the Company of stock of any class, in any number permitted by law, for the purpose of this paragraph, shall not be regarded as a liquidation, dissolution or winding up of the Company.

        Section 6. Conversion. The record holders of this Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

               (a) Right to Convert.

                    (1) The holders may not convert shares of Series B Preferred Stock until December 29, 2000. On or after December 29, 2000, the holders shall have the right, subject to Section 6(a)(2) below, to convert, in whole or in part, shares of Series B Preferred Stock into shares of Common Stock based on the conversion price per share defined below (the "Conversion Price"). The number of shares of Common Stock to be issued to the holder upon conversion shall be determined by (i) multiplying the number of shares of Series B Preferred Stock to be converted by US$10.00, and (ii) dividing this product by the Conversion Price, provided, however, that the Company shall not issue to any holder a fraction of a share of Common Stock and shall instead round the number of shares of Common Stock issued up to the next whole share of Common Stock.

                    (2) Upon an election by a holder to convert shares of Series B Preferred Stock into shares of Common Stock, the Company shall have the right to pay cash to such holder in lieu of issuing shares of Common Stock. If the Company elects to pay cash rather than issuing shares of Common Stock, the Company shall pay to the holder US$10.00 for each share of Series B

Preferred Stock that such holder had elected to convert to shares of Common Stock. The holder shall surrender the shares of Series B Preferred Stock to the Company for cancellation.

                    (3) The "Conversion Price" shall be determined on the Conversion Date, and shall equal Ninety percent (90%) of the average of the closing bid prices of Common Stock for the ten (10) consecutive trading days ending on the trading day immediately preceding the Conversion Date, provided, however, that the Conversion Price shall under no circumstances: (i) be lower than the average of the closing bid prices of Common Stock for the ten (10) consecutive trading days ending one (1) trading day prior to December 29, 1999 (the "Floor Price"); or (ii) be higher than 200% of the Floor Price (the "Ceiling Price"). The "closing bid price" shall mean the last bid price for Common Stock on the OTC Bulletin Board, as reported by any authoritative source acceptable to the Company.

                    (4) In the event of any stock split, reverse stock split, stock dividend, reclassification or similar event affecting the Common Stock (each an "Adjustment Transaction"), then both the Floor Price and the Ceiling Price shall be adjusted by multiplying them by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Transaction, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Adjustment Transaction.

               (b) Mechanics of Conversion. Conversion of the Series B Preferred Stock to Common Stock may be exercised by holder telecopying an executed and completed notice of conversion ("Notice of Conversion") to the Company, and delivering the original Notice of Conversion and the certificate representing the shares of Series B Preferred Stock to the Company by hand or by overnight courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will transmit the certificates representing the Common Stock issuable upon conversion of all or any part of the shares of Series B Preferred Stock (together with any certificates for replacement shares of Series B Preferred Stock not previously converted but included in the original certificate presented for conversion) to the holder via overnight courier within three (3) business days after the Company has received the original Notice of Conversion and certificate for the shares of Series B Preferred Stock being so converted. The Notice of Conversion and certificate representing the portion of the shares of Series B Preferred Stock converted shall be delivered as follows:

               To the Company:      Spatializer Audio Laboratories, Inc.
                                    20700 Ventura Blvd., Suite 140
                                    Woodland Hills, CA 91364-2357
                                    Attention: Henry Mandell
                                    Telephone: (818) 227-3370
                                    Facsimile: (818) 227-9751

or to such other person at such other place as the Company shall designate to the holder in writing.

               (c) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate(s), if mutilated, the Company shall execute and deliver new certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen certificates if holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Stock.

               (d) Mandatory Conversion. The Series B Preferred Stock is subject to mandatory conversion after three (3) years from the Closing Date, at which time all shares of Series B Preferred Stock will automatically be converted upon the terms set forth in Section 6(a) at the Conversion Price in effect at such time. Mandatory conversion shall not occur in the event of the occurrence of one or both of the following at the time of such mandatory conversion: (x) the Company is unable, or admits in writing its inability, to pay its debts, or is not paying its debts generally as they come due, or has made any assignment for the benefit of creditors; or (y) the Company has commenced, or there has been commenced against the Company, any case, proceeding, or other action seeking to have an order for relief entered with respect to the Company, or to adjudicate the Company as a bankrupt or insolvent.

               (e) Reservation of Stock Issuable upon Conversion. As of the date hereof, the Company may not be able to reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion in full of all shares of Series B Preferred Stock. The Company is currently organizing a stockholder meeting to increase the number of authorized shares of Common Stock of the Company, and has filed with the SEC prior to the date hereof a preliminary proxy statement in connection with such stockholder meeting. After such time as the Company has increased the number of authorized shares of Common Stock, it shall at all times thereafter reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock at the Floor Price.

               (f) Conversion Adjustments.

                    (1) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or other property, then each holder of Series B Preferred Stock shall, upon being given at least ten (10) business days advance written notice of such transaction, thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as would have been issuable or payable with respect to or in exchange for the number of shares of Common Stock purchasable and receivable upon the conversion of Series B Preferred Stock held by such holder immediately prior to the merger, consolidation, exchange of shares, recapitalization or reorganization. Appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Company shall not effect any transaction described in this subsection unless (1) each holder of Series B Preferred Stock has been given at least ten (10) business days advance written notice of such transaction, and (2) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock and/or securities or other property as the holders of the Series B Preferred Stock would be entitled to receive pursuant to this Section 6(f).

                    (2) No Fractional Shares. If any adjustment under this Section would create a fractional share, or a right to acquire a fractional share, of any security, such fractional share shall be disregarded and the number of shares of such security issuable upon conversion shall be the next higher number of shares.

        Section 7. Voting Rights. The holders of the Series B Preferred Stock shall have no voting power whatsoever, except with respect to any amendment to the Company's Certificate of Incorporation which would have an adverse effect on the Series B Preferred Stock or as otherwise provided by the Delaware Corporation Laws.

        Section 8. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 6 hereof, or if the Company has elected to pay cash to such holder pursuant to Section 6(a)(2) in lieu of issuing shares of Common Stock, the shares of Series B Preferred Stock so converted (or for which cash was paid in lieu of conversion) shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

        Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.

        Section 10. Restrictions on Trading. Each holder of Series B Preferred Stock shall agree that, during the ten (10) trading days immediately preceding the Conversion Date, it shall not, whether directly or indirectly: (i) buy or sell, or make or accept any offer to buy or sell, any shares of capital stock of the Company; or (ii) buy or sell, or make or accept any offer to buy or sell, any derivative security based on or relating to any capital stock of the Company (including without limitation options to buy or sell shares of capital stock of the Company). Each holder of Series B Preferred Stock shall also agree not to engage in any short sales of any shares of capital stock of the Company for so long as any of its shares of Series B Preferred Stock remain issued and outstanding. No holder of Series B Preferred Stock shall be entitled to convert its Series B Preferred Stock into Common Stock until ten (10) consecutive trading days have elapsed during which such holder has not engaged in any of the transactions prohibited by this Section 10.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS THEREOF, the Company has caused the undersigned to sign this Certificate of Designation this 24th day of December, 1999.



                                      SPATIALIZER AUDIO LABORATORIES, INC.



                                      By: /S/ Henry R. Mandell
                                         -----------------------------------
                                      Name:  Henry R. Mandell
                                      Title: Interim Chief Executive Officer

Attest:



By: /S/  Henry R. Mandell
   ------------------------------
Name: Henry R. Mandell
Title: Secretary

                                    EXHIBIT B

                          Form of Notice of Conversion

                              NOTICE OF CONVERSION

              (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
                CONVERT 10% CONVERTIBLE SERIES B PREFERRED STOCK)

        The undersigned hereby irrevocably elects to convert Preferred Stock Certificate No. ______ into shares of Common Stock of Spatializer Audio Laboratories, Inc. (the "Company") according to the conditions hereof, as of the date written below.

        The undersigned represents and warrants that:

        (i) all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act"), or pursuant to registration of the Common Stock under the Act, subject to any restrictions on sale or transfer set forth in the 10% Convertible Series B Preferred Stock Subscription Agreement between the Company and the holder of the Preferred Stock submitted herewith for conversion;

        (ii) the undersigned has not engaged in any transaction or series of transaction that is a part of or a plan or scheme to evade the registration requirements of the Act; and

        (iii) upon conversion pursuant to this Notice of Conversion, the undersigned will not own or be deemed to beneficially own (within the meaning of the Securities Exchange Act of 1934, as amended) 4.99% or more of the then issued and outstanding shares of the Company.


_______________________________________      ___________________________________
Conversion Date                              Applicable Conversion Price


_______________________________________      ___________________________________
Number of Common Shares upon Conversion      Dollar Amount of Conversion


_______________________________________      ___________________________________
Signature                                    Print Name


                                 Address:    ___________________________________

                                             ___________________________________

                                             ___________________________________


        The original certificate(s) of Preferred Stock and Notice of Conversion must be received by the Company by the third (3rd) business day following the Conversion Date.